FOAMEX SIGNS SALE AGREEMENT WITH MATLINPATTERSON

MEDIA, PA – March 25, 2009 – Foamex International Inc., a leading producer of polyurethane foam-based solutions and specialty comfort products, announced today that it has signed an agreement to sell substantially all of its assets to an affiliate of MatlinPatterson Global Opportunities Partners III L.P. (“MatlinPatterson”). Under the terms of the proposed sale, MatlinPatterson will purchase Foamex’s assets as a going concern, assuming the ongoing obligations to Foamex’s customers and vendors and the continued employment of its employees. The transaction is subject to, among other things, the approval of the United States Bankruptcy Court for the District of Delaware, as well as subject to the consideration of other offers at an auction to be held on a date to be determined in May, 2009.

Previously, on March 18, 2009, the Bankruptcy Court granted final approval for Foamex and certain of its affiliates to borrow up to $95 million under their debtor-in-possession (DIP) financing provided by MatlinPatterson and Bank of America.

“Once the sale is approved, the Foamex businesses will emerge from chapter 11 as a stable and competitive private company with a much stronger balance sheet,” said Jack Johnson, President and Chief Executive Officer. “When the proposed transaction is completed, Foamex will have a capital structure more suited to today’s challenging business environment, and we will be in a position to build on the operating momentum and technological leadership we have gained in recent years,” he said.

More information about Foamex’s reorganization case is available on the Company's web site at www.foamex.com/restructuring.

About Foamex International Inc.

Foamex, headquartered in Media, Pa., is the world's leading producer of polyurethane foam-based solutions and specialty comfort product. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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